Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

May 21, 2024

Company name:	Inageya Co., Ltd.
Name of representative:	Yoshikazu Motosugi,
Representative Director and President
Securities code:	8182 TSE Prime
Inquiries:	Kazushige Hamura,
Senior Managing Director
(Tel. +81-42-537-5111)

Notice of Change in Accounting Auditor

Inageya Co., Ltd. (the “Company”) hereby announces that it resolved at a meeting of its Audit & Supervisory Board held on May 21, 2024 to change its Accounting Auditor, which provides audit certification pursuant to Article 193-2, Paragraphs 1 and 2 of the Financial Instruments and Exchange Act, and that it resolved at a meeting of its Board of Directors held today to add this proposal for the “Appointment of an Accounting Auditor” to the agenda of the 76th Annual General Meeting of Shareholders to be held on June 26, 2024.

1.	Scheduled date of change

June 26, 2024 (scheduled date of the 76th Annual General Meeting of Shareholders)

2.	Overview of incoming and outgoing Accounting Auditors

(1) Overview of incoming Accounting Auditor

i. Name	Deloitte Touche Tohmatsu LLC
ii. Address	Marunouchi Nijubashi Building 3-2-3 Marunouchi, Chiyoda-ku, Tokyo
iii. Names of engagement partners	Takaya Otake, Yuichiro Koga
iv. Status of registration with the registration system for listed company audit firms under the Certified Public Accountants Act	Registered

(2) Overview of outgoing Accounting Auditor

i. Name	GYOSEI & CO.
ii. Address	Tokyu Bancho Building 6 Yonbancho, Chiyoda-ku, Tokyo
iii. Names of engagement partners	Makoto Iwabuchi, Takao Miki

3.	Reasons for selecting the nominee in 2.(1) above as a candidate for Accounting Auditor

The Company’s Audit & Supervisory Board has nominated Deloitte Touche Tohmatsu LLC as a candidate for Accounting Auditor because Deloitte Touche Tohmatsu LLC conducts accounting audits for all domestic operating companies of AEON CO., LTD., the Company’s parent company, and it would like to standardize the Accounting Auditor between the parent and subsidiary companies.

4.	Date of appointment of outgoing Accounting Auditor

June 24, 2021

5.	Comments and opinions in audit reports and other related materials prepared by the outgoing Accounting Auditor in the last two years

None applicable

6.	Decision to change and reasons and background for the change

The term of GYOSEI & CO., the Company’s Accounting Auditor, will expire at the conclusion of the 76th Annual General Meeting of Shareholders scheduled to be held on June 26, 2024. Accordingly, the Company has nominated Deloitte Touche Tohmatsu LLC as a new Accounting Auditor for the reasons stated in 3. above.

7.	Opinions on the reasons and background in 6.
(1)	Opinion of the outgoing Accounting Auditor

The outgoing Accounting Auditor responded that it had no particular opinion.

(2)	Opinion of the Audit & Supervisory Board

The Audit & Supervisory Board believes that the change is appropriate.